Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	CEOcast, Inc.
Leslie J. Browne, Ph.D.	Robert Woods
President and CEO	(rwoods@ceocast.com)
(908) 864-4444	(212) 732-4300

NYSE AMEX ACCEPTS SENESCO TECHNOLOGIES’ PLAN OF COMPLIANCE

BRIDGEWATER, N.J. (December 27, 2011) –Senesco Technologies, Inc. (the “Company” or “Senesco”) (NYSE Amex: SNT) announced today that on December 22, 2011, it received notice from the NYSE Amex LLC (“NYSE”) stating that the exchange had accepted the Company’s compliance plan and granted it an extension until July 20, 2012 to regain compliance with the NYSE’s continued listing standards.  As previously disclosed, Senesco is not in compliance with Section 1003(a)(iii) of the NYSE company guide with stockholder’s equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.  Based on this, the Company submitted a plan advising the NYSE of action it will take, that the Company believes would bring Senesco into compliance with the NYSE’s continued listing standards by the end of the extension period.

During the extension period, the Company remains subject to periodic review by NYSE Staff.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in Senesco being delisted from the NYSE.

About Senesco Technologies, Inc.

Senesco, the leader in eIF5A technology, is running a clinical study in multiple myeloma with its lead therapeutic candidate SNS01-T, which targets B-cell cancers by selectively inducing apoptosis by modulating eukaryotic, translation, initiation Factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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